Exhibit 10.10

REPUBLIC OF CAMEROON	Peace - Work - Fatherland

CONTRACT OF ASSOCIATION

Between

THE REPUBLIC OF CAMEROON

And

CMS NOMECO CAMEROON LTD

And

GLOBEX CAMEROON, LLC

And

SOCIETE NATIONALE DES HYDROCARBURES

CONTRACT OF ASSOCIATION Between

THE REPUBLIC OF CAMEROON And

CMS NOMECO CAMEROON LTD And

GLOBEX CAMEROON, LLC, And

SOCIETE NATIONALE DES HYDROCARBURES

Article 16:	Withdrawals-Relinquishment-Assignments	35

Article 17:	Dispute Resolution and Applicable Law	37

Article 18:	Technical Expert Clause	38

Article 19:	Implementation of the Contract	39

Article 20:	Violation of the Contract	40

Article 21:	Notices	41

Article 22:	Signature	42

Article 23:	Final Clause	43

Annex A:	Accounting Procedure	44

Chapter I:	Definitions	45

Chapter II:	Accounting Documents and Settlements Between the Parties	46

Chapter III:	Principles of Charging to the Participation Accounts	52

Chapter IV:	Withdrawal of Joint Ownership Equipment	59

Chapter V:	Definition and Valuation of Equipment	60

Chapter VI:	Cash Calls and Reimbursement of Advances	61

Chapter VII:	Miscellaneous	62

Annex B:	Area of Association	64

Annex C:	Terms Applicable to MVIA Field	65

Annex D:	Estimate of Reserves	67

2

PREAMBLE

This Contract of Association is made and entered into:

by and between

The Republic of Cameroon, hereby represented by the Minister of State in charge of Trade and Industrial Development,

and

CONTRACTOR, constituted by :

•                       CMS NOMECO CAMEROON LTD (hereby referred to as “NOMECO”), a Company incorporated under the laws of the Cayman Islands, B.P. 6650, Yaounde, represented by its Vice-President, Mr Robert C. OLSON,

•                       GLOBEX CAMEROON, LLC (hereby referred to as “GLOBEX”), a Company incorporated under the laws of the Cayman Islands, c/o GLOBEX, Memorial City Plaza II, 820 Gessner, Suite 1680, Houston, Texas 77024, represented by its President, Mr John Z. TOMICH,

•                       SOCIETE NATIONALE DES HYDROCARBURES (hereby referred to as “SNH”), B.P. 955, Yaounde, represented by its Executive General Manager, M. Adolphe MOUDIKI.

Whereas, the Parties have entered into Conventions of Establishment dated respectively 17 May 1996 between the Republic of Cameroon and SNH on the one hand, 11 December 1997 between the Republic of Cameroon and CMS NOMECO and GLOBEX, on the other hand, the latter being hereafter referred to as the “Convention”.

Whereas, for the implementation of said Convention, the Parties desire to set the conditions under which they intend to conduct the Petroleum Operations.

Therefore, the Parties agree as follows:

ARTICLE 1 :                         DEFINITIONS.

The words and terms used in this Contract shall have the following meaning unless specified otherwise :

Affiliated Company

A company or other legal entity:

•                       which controls one or more entities that constitute the Contractor; or

•                       which is controlled by one or more entities constituting the Contractor; or

•                       which is controlled by an entity which itself controls any entity constituting the Contractor.

Control means direct or indirect ownership of more than fifty (50) percent of the share capital of the controlled entity, conferring on the controlling entity the majority of the voting rights attached to such share capital.

Annexes

Annex A	:	Accounting Procedure

Annex B	:	Area of Association

Annex C	:	Terms applicable to M’VIA field

Annex D	:	Estimation of reserves of M’VIA Field

Area of Association

All the Mining Titles from a given sedimentary basin covered by the Convention

Associated Gas

Natural Gas which is produced in association with Liquid Hydrocarbons.

Calendar Year

A period of twelve (12) consecutive months commencing with January 1 according to the Gregorian calendar.

Commercial Discovery

A Discovery is deemed to be commercial when the Contractor decides to develop it.

Contract

The Contract of Association and its Annexes made and entered into by and between the Republic of Cameroon and CMS NOMECO CAMEROON LTD and GLOBEX CAMEROON, LLC and

SOCIETE NATIONALE DES HYDROCARBURES as well as any additional annex, renewal, extension, substitution or amendment which may be mutually agreed.

Contractor

CMS NOMECO CAMEROON LTD and GLOBEX CAMEROON, LLC and SOCIETE NATIONALE DES HYDROCARBURES as well as their respective assignees and/or successors in interest.

Convention

The Convention of Establishment signed on 11 December 1997 between the Republic of Cameroon on the one hand, and Contractor, constituted by NOMECO and GLOBEX, and its annexes forming part thereof, as well as any renewal, extension, substitution or amendment to this Convention of Establishment which may be mutually agreed.

Convertible Currency

Any currency which is freely convertible in all the following countries: USA, Canada, Japan, Germany, France, Great Britain, Italy and Switzerland.

Cumulative Technical Costs

The total cumulative Technical Costs.

Cumulative Turnover

The total cumulative Hydrocarbon Turnover.

Delivery Point

The FOB connecting point within the Republic of Cameroon between the loading installations and the vessel as defined in a development plan or any other transfer point mutually agreed by the Parties.

Discovery

A discovery of Hydrocarbons not previously evidenced by drilling, recoverable at the surface in a flow measurable by conventional petroleum industry testing methods.

Discovery Area

That area within an Exploration Permit comprising the geological feature as outlined by the relevant geological or geophysical data in which a Discovery exists or is made.

Douala/Kribi-Campo Basin

The entire mining territory made up of the sedimentary zones located East of the Cameroon volcanic axis and, more precisely, to the Southeast of a line connecting point A of coordinates (UTM) X = 550 000 m and Y = 500 000 m to point B, which is the intersection of the meridian (UTM) X = 500 000 m with the Cameroon Equatorial Guinea maritime border.

Effective Date

The date of entering into effect of the Convention as defined in Article 3 hereafter.

Exploration Operations

All activities carried out for the purpose to make or to evaluate a Discovery.

Exploration Permit

An exclusive Exploration Permit granted pursuant to the Convention to Contractor as referred to in Law 64/LF/3 of 6 April 1964.

Fiscal Year

A twelve month period from July 1st to June 30th of the following year.

Force Majeure

An unforeseen event arising from circumstances beyond the control of a Party invoking Force Majeure. The intention of the Parties is that the term “Force Majeure” receives the interpretation which complies the most with the principles and customs of international law and standard practices of the international petroleum industry.

Hydrocarbon Turnover

Proceeds recorded in accordance with the Accounting Procedure attached to the Contract during a given Fiscal Year, from the sale of Hydrocarbons accruing to Contractor and to the Republic of Cameroon and originating from a Mining Concession in the Douala/Kribi-Campo Basin. The selling price of Liquid Hydrocarbons being the Posted Price as defined in this Article and the selling price of Natural Gas being based on the provisions of Article 21 of the Convention of Establishment.

Hydrocarbons

Liquid Hydrocarbons, Natural Gas, asphalt, ozocerite, bitumen and any other solid hydrocarbons occuring in natural state.

Joint Operations

All Petroleum Operations and activities of the Parties within the scope of this Contract which are performed or executed in or for the Area of Association.

Joint Production

All the Hydrocarbons produced and recovered by the Parties within the framework of this Contract.

LIBOR

London Inter-Bank Offered Rate (“LIBOR”) which shall be the rate per annum at which three (3) month deposits of United States Dollars shall be offered to prime banks in the London Inter-Bank market for such period, quoted by National Westminster Bank PLC-London Branch, London,

England, at 11:00 a.m. London time on the last business day of the month preceding each month in which the calculation is made.

Liquid Hydrocarbons

Any Hydrocarbons which at atmospheric pressure and a temperature of 60 degrees Fahrenheit are in a liquid state or which are extracted by any processing method from Natural Gas including but not limited to distillate and condensate.

Mining Concession

An exclusive Mining Concession granted pursuant to the Convention to Contractor as referred to in Law n° 64/LF/3 of 6 April 1964.

Mining Title

An Exploration Permit, or a Mining Concession, granted pursuant to this Convention to Contractor as referred to in Law n° 64/LF/3 of 6 April 1964.

Natural Gas

Both Associated and Non-Associated Gas and all its constituent elements.

Negative Royalty

The amount due by the Republic of Cameroon to Contractor to ensure the Contractor actually receives its share of Rente Miniere as guaranteed in the Convention.

Non-Associated Gas

Natural Gas other than Associated Gas.

Non Operator

A Party who is not Operator.

Operating Committee

A committee of the Parties, as defined in Article 6 of this Contract.

Operator

The Party designated as such in accordance with Article 7 hereof

Participation in the Production

The percentage according to which the Parties divide the hydrocarbon production obtained within the scope of Joint Operations.

Participation in the Expenses

The percentage at which the Parties share the obligations resulting from this Contract and notably the expenses.

Party (Parties)

The Republic of Cameroon and each of the entities constituting the Contractor.

Petroleum Operations

Exploration Operations and Production Operations and any other activities related thereto.

Posted Price

The Posted Price for Liquid Hydrucarboru shall be set F.O.B. Delivery Point, and must be in line with prices for arms length export contracts concluded on Liquid Hydrocarbons of similar quality, the necessary corrections being made to take into account the characteristics of the different transactions.

The Posted Price for Liquid Hydrocarbons shall be the subject of negotiations between the Parties meeting in a joint commission composed of one representative of each Party, and assisted, in case of need by a reasonable number of experts of their choice to serve on an advisory capacity only. The said Posted Price shall be fixed quarterly by the joint commission on a date mutually agreed upon by the Parties; said date shall, to the extent possible, be within the quarterly production period under consideration but may in no event be later than the last day of the month following the expiration date of such period. If the Posted Price cannot be agreed by the Parties by such date, then the average differential taking into consideration the characteristics of the different transactions between the Posted Price of Liquid Hydrocarbons set for the previous Quarter and the average price of dated Brent Platts Market Wire for the thirty days preceding such date will be used for the following Quarter, until the Parties can mutually agree to fix the Posted Price. Notwithstanding the above, if all of the sales made in the subject Quarter are arms length sales to third Parties, the posted Price shall be the weighted average price realized from such sales after deduction of actual lifting and marketing charges.

The Posted Price of Liquid Hydrocarbons thus fixed shall be the “Posted Price” referred to in paragraph 2 of Article 24 of Law No. 78/24 of 29 December 1978.

Production Operations

All activities carried out for the purpose to exploit a Conunercial Discovery, including development, exploitation, processing, stabilization. storage, transportation of Hydrocarbons, related substances and products which are derived therefrom by separation or treatment and any other operations consistent with generally accepted international petroleum industry standards and practices as well as all operations in connection therewith up to and including the loading or delivery to the Delivery Point but excluding refining and distribution of finished products.

Quarter

A period of three (3) consecutive calendar months commencing with the first day of January, April July and October, respectively, of each Calendar Year.

Rente Miniere

The difference recorded during a given Fiscal Year between the Hydrocarbon Turnover from the Area of Associaiton on the one hand and the Technical Costs attributable to the said Area of Association on the other hand.

Gross Negligence

A conscious intent to repeatedly do or omit doing an act with the realization of the probability of adverse effects from such conduct and a disregard of the probable consequences of such conduct.

Subcontractor

Third parties undertaking or providing services or goods for Petroleum Operations for the account of Contractor.

Technical Committee

Any committee designated by the Operating Committee to study technical, financial and all other matters related to Joint Operations.

Technical Costs

The sum, during a given Fiscal Year, of exploitation costs, amortizations of exploration and development costs and any other costs properly amortized or charged under the Accounting Procedure of the Contract not captured by the aforementioned costs calculated in accordance with the rules and rates specified in Annex I of the Convention, and any corresponding financial charges as recorded under the Accounting Procedure of the Contract, attributable to all Mining Titles within the Area of Association (excluding the proportional mining royalty, company tax, proportional tax, contribution to FOSHY and any other duties, charges, fees, taxes, bonuses, tariffs or royalty of any nature whatsoever payable to the Republic of Cameroon or to any related entity).

Unaffiliated Company

A company or entity other than the Parties which does not fall within the definition of Affiliated Company.

Any reference to the singular or plural or gender shall be taken in context with its use hereunder.

ARTICLE 2 :        PURPOSE

The purpose of this Contract is to set the conditions under which the Parties intend to conduct their Petroleum Operations in the Area of Association in which the Parties have or, shall have rights. The Convention shall apply to all Petroleum Operations under this Contract.

ARTICLE 3 :        DURATION

This Contract enters into effect on the date the Convention enters into effect and shall, subject always to the Parties continuing obligations, continue to remain in effect so long as said Convention remains in force. Final settlement among the Parties in settlement of all accounts by payment to each other of any balance shown, for the removal or disposition of material, equipment and personal property in connection with the Joint Operations shall be accounted for under this Contract while the Convention is in force.

This Contract may be modified only by an amendment mutually agreed to by the Parties.

ARTICLE 5 :	PRODUCTION SHARING - PARTICIPATION IN THE EXPENDITURES - MINING ROYALTY AND FISCAL REGIME

la.            The Participation in the Production in the Area of Association is as follows:

Republic of Cameroon	:	60%
Contractor	:	40%

lb.            The Participation in the Expenditures is as follows:

Republic of Cameroon	:	50%
Contractor	:	50%

2a.           The amount of the proportional mining royalty or Negative Royalty due, as the case may be, will be calculated on the production from the totality of the Mining Concessions within the Area of Association, taking into account the provisions of Article 5. 2b) hereafter.

2b.           For the purpose of the division of Rente Miniere between the Parties, taxes and proportional mining royalty calculation, each entity constituting Contractor shall elect one of the two options hereafter. Such election shall be done once and remain irrevocable; however, in the case of assignment to a successor not being an Affiliated Company, the new Party may elect one of the two options.

Option A

For each Fiscal Year, Contractor shall be entitled to and shall receive, after payment of the proportional mining royalty, company tax as provided in Article 24 of Law No. 78/24 of 29 December 1978, contribution to FOSHY and any tax, duty, bonus, tariff, fee, royalty of any nature or denomination whatsoever a share of the Rente Miniere equal to 26 % of the Rente Miniere of the Area of Association.

If for the Fiscal Year under consideration, the value of the share of Rente Miniere guaranteed to Contractor is not attained or is exceeded, the final rate of the proportional mining royalty that Contractor must pay, or the Negative Royalty that Contractor must receive, as the case may be, shall be consequently fixed and, unless the Parties agree at the appropriate time on any other arrangement leading to the same result, Contractor shall assign to the Republic of Cameroon or the Republic of Cameroon shall assign to Contractor, as the case may be during the current Fiscal Year, Liquid Hydrocarbons in quantities and under conditions of assignment such that Contractor actually receives the share of Rente Miniere guaranteed above.

The above Contractor’s share of Rente Miniere is guaranteed after payment of proportional mining royalty and company tax, the contribution to FOSHY as provided in Article 29 of the Convention and any tax, duty, fee, bonus, tariff and royalty of any nature or denomination whatsoever.

Notwithstanding the company tax and proportional tax rates stipulated by the General Tax Code, the company tax is equal to 57.5%.

Option B

For each Fiscal Year Contractor shall be entitled to and shall receive after payment of the proportional mining royalty, tax (other than company tax and proportional tax as provided in this Article 5), the contribution to FOSHY as provided in Article 29 of the Convention and after any other tax, duty, bonus, tariff, fee, royalty of any nature or denomination whatsoever, a share of Rente Miniere equal to 50.630 % of Rente Miniere of the Area of Association.

If for the Fiscal Year under consideration, the value of the share of Rente Miniere guaranteed to Contractor is not attained or is exceeded, the final rate of the proportional mining royalty that Contractor must pay, or the Negative Royalty that Contractor must receive, as the case may be, shall be consequently fixed and, unless the Parties agree at the appropriate time on any other arrangement leading to the same result, Contractor shall assign to the Republic of Cameroon or the Republic of Cameroon shall assign to Contractor, as the case may be, during the current Fiscal Year, Liquid Hydrocarbons in quantities and under conditions of assignment such that Contractor actually receives the share of Rente Miniere guaranteed above.

The above Contractor’s share of Rente Miniere is guaranteed after payment of proportional mining royalty, the contribution to FOSHY as provided in Article 29 of the Convention, any tax, duty, fee, bonus, tariff, royalty of any nature or denomination whatsoever but before company tax and proportional tax stipulated in this Option B.

Notwithstanding the company tax and proportional tax rates stipulated by the General Tax Code, the combined tax rate resulting from company tax and proportional tax is equal to 48.6475%.

Under either Option A or B, each entity constituting Contractor shall be subject to and separately liable for their respective taxes and proportional mining royalty. In case of positive or negative Rente Miniere, each entity constituting Contractor shall be entitled and shall receive a share of Rente Miniere according to its participating interest following the rules of the elected option. Each entity constituting Contractor shall separately file tax returns and make tax payments in accordance with relevant provisions of the General Tax Code.

For the first Fiscal Year of guarantee of the share of Rente Miniere, the Technical Costs of that Fiscal Year shall include all the previous charges and amortizations allowed under the Accounting Procedure and the Convention.

Each entity constituting Contractor shall receive, not later than ninety (90) days from the date of filing returns for the relevant company tax and proportional tax and, returns from the Treasury Accountant or other appropriate authority of the Republic of Cameroon, official receipts evidencing payment of company tax and proportional tax, as the case may be.

3.a.          The tax system applicable to Contractor enumerated in this Contract is defined and guaranteed by the Convention.

3.b.          The amortization rates applicable for the computation of taxable income shall be those specified in Annex I to the Convention.

4.             Each of the Parties which are subject to the United States Internal Revenue Code of 1986 (“Code”), as amended, agrees to elect under section 761(a) of said Code to exclude operations under this Contract from the application of Subchapter K, Chapter 1, Subtitle A of the Code.

Operator is authorized and directed to execute on behalf of each Party subject to said Code such evidence of this election as may be required by the United States Secretary of the Treasury or the Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations Section 1.761. No Party shall give any notices or take any other action inconsistent with the election made hereby.

5.             Special Fiscal and provisions applicable for marginal fields are set forth in Annex C of this Contract.

ARTICLE 6 :        OPERATING COMMITTEE

1.             Composition and Procedure

a.             The management and control of Joint Operations shall be ensured by an Operating Committee composed of representatives of each Party, and assisted in case of need and in an advisory capacity by experts of their choice. Each Party shall by notice to all Parties appoint one (1) representative and one (1) alternate to serve on the Operating Committee. The Operator’s representative shall be the chairman of the Operating Committee. The alternate appointed by a Party shall act only in the event the representative appointed by such Party is not available. Such representative, or in his absence, his alternate, shall have full power and authority to represent and bind such Party in all matters arising under this Contract, and all acts done by him or his alternate pursuant to the authority hereby conferred shall be deemed to be the acts of the Party which appointed him. Each Party may change its representative and alternate at any time by notifying the other Parties to that effect.

b.             The Operating Committee shall meet at least once every six (6) months. The meetings shall take place in any location chosen by Operator.

c.             The agenda shall be established by Operator who has the obligation to include therein all issues raised by the Non-Operators. Any Party may submit a matter for consideration to the Operator or request a meeting of the Operating Committee by delivering such request to the Operator. If a meeting is requested, Operator shall promptly give fifteen (15) days written notice to the Operating Committee. The fifteen (15) day notice may be waived with the unanimous consent of all the Parties. The notice shall include the agenda, including any matter duly requested by a Non- Operator, proposed meeting date and venue selected by Operator, and other appropriate information requiring consideration and determination. If an alternative meeting date and/or venue is requested by a Non-Operator, the Parties shall agree on a date and/or venue satisfactory to all Parties. No decision on any matter shall be taken at any meeting of the Operating Committee unless such matter has been included on the proposed agenda or the representatives of the Parties unanimously agree that a matter of which no prior notice has been given shall be dealt with at the meeting in question.

d.             The minutes from each meeting of the Operating Committee shall be drawn up by Operator and provided to the Parties within thirty (30) days after the end of the meeting and approved by them within sixty (60) days after the end of the meeting.

e.             Any matter arising under this Contract may be submitted to the Operating Committee for consideration and vote without holding a meeting provided that such matter is submitted in writing to all Parties. In such event each Party shall vote by giving written notice of its vote to all the Parties within fifteen (15) days after its receipt of the proposal, except in cases where the proposal involves drilling operations where a drilling rig intended to be used in such operation is on location or is enroute thereto and in Operator’s opinion an immediate decision is required, in which case, a vote must be cast by telex or personal delivery within forty-eight (48) hours after receipt of the proposal. Any failure to reply within the two (2) times specified above shall be considered a positive vote. Any matter submitted which receives the affirmative vote provided for in this Article shall be deemed the decision of the Parties and shall be binding on the Parties in the same manner as if the vote were cast at a meeting. The Operator shall keep a written record of each such matter submitted and shall promptly notify the Parties of the result of each vote upon the matter when such result is known.

2.             Duties and Powers

a.             The Operating Committee decides on all important matters regarding the Joint Operations.

b.             The Operating Committee shall have full powers to decide on the Joint Operations; in particular, and without being limited by the following list, its powers shall include the following:

•              It shall examine, revise and approve for the following year draft work programs and corresponding budgets as well as any draft to modify the latter. These drafts or their modification shall become executory from the date of their approval. In acccordance with the provisions of Article 8 hereafter, it shall examine provisional programs and budgets for the two subsequent years.

•              It shall be informed by Operator about Joint Operations which have been carried out and the results therefrom.

•              It shall establish the Optimum Production Capacity per field in each Mining Concession as provided for under Article 13 hereafter.

c.             Except as otherwise agreed, a Technical Committee meeting shall precede each meeting of the Operating Committee.

d.             All decisions of the Operating Committee are by unanimity except for the following:

i.              Prior to the issuance of the first Mining Concession to Contractor in the Area of Association, the Republic of Cameroon shall not have a veto right for any proposal brought before the Operating Committee provided that the proposal is not considered contrary to standard procedures or operations within the international petroleum industry;

ii.             All decisions relating to applications .or renewal or renunciation of Mining Titles shall be made solely by Contractor.

ARTICLE 7 :        THE OPERATOR

1.             NOMECO is hereby designated as Operator. If NOMECO resigns as Operator, then the Operating Committee shall designate a new Operator from among the entities constituting Contractor.

2.             Operator assumes, under the authority of the Operating Committee, the execution of the Joint Operations.

3.             In particular, the Operator shall:

•              Submit to the Operating Committee the work programs and budgets and the changes that may be necessary in view of a change of circumstances;

•              Submit to the Operating Committee its general ideas relating to the Joint Operations and the long term plan it contemplates for the development of Discoveries made under this Contract within the Area of Association;

•              Conduct the Joint Operations in accordance with the current standards within the international petroleum industry, that is with the care, precautions and reasonable diligence required of a prudent operator under similar conditions. It shall act in good faith in the execution of its functions and shall not be held responsible, except in cases of Gross Negligence;

•              Send to the Operating Committee any information and reports it may reasonably request. The documents used for the drafting of the said reports shall be kept by Operator and communicated to the Non-Operators upon their request insofar as possible;

•              Allow the representatives of the Non-Operators to go to the sites of Petroleum Operations at their sole risk and expense in accordance with paragraph 6 hereunder and without undue interference with the Joint Operations. It is not the intent of Operator to charge the Non-Operator for expenses normally charged to the Participation Account under generally accepted practices within the international petroleum industry as related to Non-Operators interventions to the sites of operations. Reasonable necessary costs of inspections which are required by the Republic of Cameroon under laws and regulations shall be borne by the Operator and charged to the Participation Account in accordance with the Accounting Procedure;

•              Settle all the expenses relating to the Joint Operations within the framework of approved budgets and in accordance with the terms provided in the Accounting Procedure;

•              Keep the accounts of the Joint Operations pursuant to the terms defined in the Accounting Procedure;

•              Send regularly to Non-Operators the Cash Calls and invoices as provided in the Accounting Procedure;

•              Promptly inform the Non-Operators of the presence of any Hydrocarbons shows;

•              Furnish the Non-Operators with a detailed report on ongoing Petroleum Operations including any drilling or deepening of wells showing the reservoirs and the characteristics of the formations penetrated and with logs of the drillings or copies of the same.

Operator may call on any Sub-contractor(s) to carry out the operations. The contracts related thereto will be provided to Non-Operators upon request, subject to provisions of Article 16 hereafter. However, for contracts having a value over 250 000 US Dollars, Operator shall only utilize Sub-contractors which have been approved by the Parties such approval to not be unreasonably withheld.

4.             For the purpose of administrative and/or technical assistance, the Operator may conclude contracts with its Affiliated Companies. Copies of such contracts shall be made available by the Operator to Non-Operators. Costs shall be charged in accordance with the Accounting Procedure.

5.             Operator shall enter into and maintain in force insurance policies covering the Joint Operations as required by laws and regulations or as authorized by the Operating Committee. The charges for such insurance shall be for the Participation Account. Any benefit derived therefrom shall be for the Participation Account.

All the insurance policies thus entered into by Operator shall mention the waiver on the part of the insurers with respect to any recourse against the Non-Operators. Copies of such insurance policies shall be made available by the Operator to Non-Operators.

Operator shall inform the Non-Operators of the insurance policies entered into under this Contract for Joint Operations and shall inform the Non-Operators of the cancellation or expiration of this insurance.

If the insurers cancel an insurance policy or if they do not wish to continue it, Operator shall inform the Non-Operators as soon as possible. Operator shall require Subcontractors to enter into and maintain in force all the insurance policies required by applicable laws and regulations and shall require all Subcontractors to obtain from their insurers a waiver of any recourse against Operator and the Non-Operators.

No provisions hereof shall interfere with the right of any Party to obtain any insurance policy for its own account relating to the activities referred to under this Contract. However, any Party which acquires its own insurance policy shall provide a certificate of insurance to Operator.

6.             Subject to paragraph 3 of this Article, each Party shall bear its share in proportion to its Participation in the Expenditures in any losses and disbursements, relating to or resulting from any justified claim, any payment of damages, indemnity or any executory judicial decision as well as any other expenses, including fees and expenses of legal advisors, that may arise from the Joint Operations and not covered by insurance.

7.             Any losses, damages or other financial consequences resulting directly or indirectly from an error or mistake in judgment committed by Operator shall be entered into the Participation Account and borne by each Party according to its Participation in the Expenditures, so long as the said mistake or error in judgment was not committed by an act of Gross Negligence.

ARTICLE 8 :        WORK PROGRAMS AND BUDGETS

1.             Operator shall submit to the Operating Committee, before October 1st of each year, a work program as well as an estimate of expenditures for the following year. After examination, review and supplements if there are any, the final work program shall be adopted by the Operating Committee in accordance to Article 6 hereof and at the latest on December 1st or at any other date agreed mutually by the Parties.

The work programs transmitted to the Operating Committee should include a technical description of each type of envisaged operation, as well as the quarterly work calendar. The level of detail of the budget for predraft work program, and the final work program will be the AFE (Authorization for Expenditure) level, within generally accepted petroleum industry standards and practices.

For planning purposes only, it shall also submit anticipated programs for the two subsequent years, including an estimate of Exploration Costs.

It is admitted that the details of an annual work program can require modifications during the execution for opportunity reasons due to operational constrains. In this care the Operator may make necessary modification after approval of the Operating Committee.

2.             No expenses or liabilities may be incurred by Operator unless they have been provided for in a budget approved by the Operating Committee.

For the purpose of simplifying the conduct of Joint Operations, the Operator shall be exempt from obtaining the Non-Operators prior agreement:

•              To incur extra expenses arising from an unforeseen increase in cost relating to intangible fixed assets provided that their amount does not exceed ten (10) percent of the budgeted cost of the article concerned and in no case exceeding 200,000 US Dollars per item.

•              To incur any new expenses for equipment (fixed or movable) not foreseen in the cumulative approved budget heading provided that the amount does not exceed ten (10) percent of the budget heading, it being specified that, for small budgetary expenses, the increase may be greater than ten (10) percent, without exceeding 80,000 US Dollars per item.

•              To incorporate (without giving the enumeration thereof or a detailed justification under the caption “small sundry expenses”), the estimated expenses relating to the acquisition or the production of goods, without exceeding 80,000 US Dollars per item.

In case of extreme urgency, Operator may immediately incur expenditures it deems necessary for the protection of personnel or property, subject to a notification to the Non-Operators as soon as possible.

ARTICLE 9 :        EXPENDITURES

1.             Subject to the provisions of Article 10 of this Contract, the Parties shall contribute towards all expenditures for Petroleum Operations including overhead, in proportion to their respective Participation in the Expenditures.

2.a)          In order to be able to timely settle the expenses incurred within the scope of exploration and production Joint Operations, as well as the financing of stocks for Joint Operations, Operator shall send the Non-Operators before the 15th of the month a detailed month by month statement of the anticipated payments of the Monthly Cash Calls for the following Quarter in line with the forecast of payments, and of the financial contribution required from each Party in proportion to their Participation in the Expenditures.

2.b)         In order to be able to timely settle the expenses incurred within the scope of development Joint Operations, Operator shall send to the Non-Operators, before the 15th of each month, a detailed statement of the anticipated payments for each of the three following months, and the cash calls for each of these three months in line with the forecast of payments, and of the financial contribution required from each Party in proportion to their Participation in the Expenditures.

2.c)          These payments shall be assessed on the basis of the budgets, approved work programs, and estimated costs price for the Joint Operations expected to be carried out. Such payments shall not include amortization charges for the joint equipment and assets nor the consumption of materials taken from joint inventories.

Monthly Cash Calls shall be due in a Convertible Currency, at the latest on the 1st of the month under consideration. The Republic of Cameroon shall have the election to pay the Monthly Cash Calls in any Convertible Currency of its choice. The Republic of Cameroon, shall fifteen (15) days prior to the date of payment, give Contractor notice of the selected Convertible Currency. Conversion from U.S. Dollars into the currency selected by the Republic of Cameroon will be made two (2) working days prior to the date of payment using the rate quoted by Société Générale, Paris, France, at 11:00 a.m. Paris time on that day. Any amount not fully paid by a Party on this date shall be adjusted to reflect late payment interest. For loans, if any, payment shall be due five (5) days before the loan payment is due.

The Operator shall update his forecast cash flow taking into account the modifications made to the budgets and work programs and the changes, if any, in the costs of the Joint Operations. Cash Calls shall be readjusted pursuant to the provisions of the Accounting Procedure.

Each Non-Operator shall pay its special proportionate Cash Calls as soon as possible upon receipt of notice but in all cases within fifteen (15) days after receipt of such notice.

Any late payment of any amount owed by or to Operator by virtue of the provisions of this Paragraph c) shall bear late payment interest from its due date until the date of payment at the LIBOR rate in effect on such date, plus two percent (2%).

Said interest shall not be taken into account for the calculation of Rente Miniere but shall only be taken into account in the determination of taxable income for the Fiscal Year during which such interest shall have been paid or received. The payment of said interest shall be limited by the share of Joint Production allocated by the Republic of Cameroon for the reimbursement of the advances referred to in Article 10 hereof.

Should the Operator be required to pay any large sums of money on behalf of the Joint Operations which were unforeseen at the time of providing each Non-Operator with the monthly estimate of its requirements, the Operator may make a written request of each Non-Operator for special Cash Calls covering the Non-Operator’s share of such payments.

3.             The Accounting Procedure annexed to this Contract establishes the rules of financial and accountancy procedure. These rules define, inter alia, the terms and conditions applying to the reimbursement of overhead. This Accounting Procedure also sets out the terms under which a Non-Operator shall have the right to audit or cause to be audited the accounts of the Joint Operations.

ARTICLE 10 :      PARTICULAR FINANCIAL CONDITIONS

1.             Concerning exploration expenses, Contractor shall grant to the Republic of Cameroon advances for an amount which is equivalent to the Participation in the Expenditures to be borne by the Republic of Cameroon under the terms of this Contract, unless the latter decides to finance its part.

2.             Concerning development and exploitation expenses made in the Area of Association, unless the Republic of Cameroon decides to finance its part, Contractor shall grant advances to the Republic of Cameroon, for an amount equivalent to its Participation in the Expenditures. Contractor shall finance these advances by loans from banks and credit establishments, loans contracted from its Affiliated Companies or internally generated funds, such method of financing to be at the sole election of Contractor. The Parties agree to bear the charges of these loans and give requested guarantees according to their Participation in the Expenditures.

3.             The advances granted by Contractor to the Republic of Cameroon pursuant to paragraphs 1 and 2 of this Article, shall be made according to the following conditions:

a.             The reimbursement of advances granted to the Republic of Cameroon by Contractor for exploration expenses are due on the date of the first metric ton of commercial production. Any amount not reimbursed on said date shall bear interest in accordance with the provisions of sub-paragraph b) hereinbelow.

b.             With respect to development and exploitation expenses, advances granted by Contractor and financed through loans contracted from its Affiliated Companies or through internally generated funds shall be subject to the following conditions:

i.              In the event of a loan contracted by any entity constituting Contractor, from an Affiliated Company on behalf of the Republic of Cameroon, the Republic of Cameroon shall have the right to review the conditions of said loan, in order to determine if it desires the loan from the entity constituting Contractor.

ii              In the event of advances financed by internally generated funds by entity constituting Contractor on behalf of the Republic of Cameroon , the Republic of Cameroon shall have the right to review the conditions of said advances in order to determine if it desires the advances from the entity constituting Contractor.

iii.            The applicable interest rate shall be the LIBOR rate in force on the date of the advance or loan plus two percent (2%). Other conditions of the loan should be based on market conditions for similar transactions.

iv.            Interests on loans or advances, whether contracted from Affiliated Companies or through internally generated funds, as the case may be, shall be included in their totality within the Technical Costs.

v.             In the event the Republic of Cameroon chooses not to participate in the loans or advances as described hereinabove, the entity constituting Contractor shall no longer have the obligation to fund the Republic of Cameroon’s Participation in the Expenditures. In this case, the Republic of Cameroon shall be obligated to provide its portion according to its Participation in the Expenditures. In case of any failure by the

Republic of Cameroon to provide its portion according to its Participation in the Expenditures, Contractor shall be entitled but not required to finance the Republic of Cameroon’s portion. In case the entity constituting Contractor does finance the Republic of Cameroon’s portion, it shall be entitled to recover all costs of said financing in accordance with the terms of this Contract.

c.             The advances granted by Contractor to the Republic of Cameroon under this Contract shall be reimbursed and, if applicable, the interest relating thereto shall be paid out of the Joint Production from the Mining Concessions. This reimbursement shall cease when there is no Joint Production from the Area of Association. In the event Joint Production ceases, the portion of the Republic of Cameroon’s share of production from any source assigned for reimbursement as provided in paragraph 4 hereafter, carried forward, shall accrue to Contractor to the extent of the amounts of advances and loans, if any, due CONTRACTOR.

4a.           For purposes of reimbursing advances as well as for servicing joint loans, if any, for Joint Operations, the Republic of Cameroon shall assign a part of its share in the Joint Production equivalent to 35 % of the turnover from the joint operation.

4b.          1.         For the purpose of reimbursement of the advances granted by Contractor to the Republic of Cameroon under this Contract and, if applicable, the interest related thereto, the Republic of Cameroon shall have the choice of either:

i.              assigning to Contractor a part of its share in the Joint Production (which shall be valued at the Posted Price) within the limitations as stipulated above. Contractor shall thus market production and keep the proceeds therefrom;

or

ii.             directly pay in a Convertible Currency (such Convertible Currency being at the sole election of the Republic of Cameroon) to Contractor the proceeds from the sales of a part of its share in the Joint Production within the limitations as stipulated above. The Republic of Cameroon shall, fifteen (15) days prior to the date of payment, give Contractor notice of the selected Convertible Currency. Conversion from U.S. Dollars into the currency selected by the Republic of Cameroon will be made two (2) working days prior to the date of payment using the rate quoted by Société Générale, Paris, France, at 11:00 a.m. Paris time on that day. Any amount not fully paid by a Party on this date shall be adjusted to reflect late payment interest. For loans, if any, payment shall be due five (5) days before the loan payment is due.

The Republic of Cameroon shall notify Contractor of its choice of method of reimbursement for the following calendar year by October 1st of each year failing which it shall be deemed to have elected to directly pay Contractor in cash.

2.             It is understood that where, for a given Fiscal Year, the Republic of Cameroon’s share of the Joint Production allotted for the cumulative reimbursement of the advances granted by Contractor exceeds the actual amount to be reimbursed pursuant to Article 10, that portion of the Republic of Cameroon’s share not used for reimbursement to Contractor shall be carried forward to subsequent Fiscal Years until Contractor receives complete reimbursement of said advances. The right to carry forward that portion of the share not used shall apply regardless of whether the reimbursement of advances is in cash or in kind. This reimbursement shall cease when there is no Joint Production from the Area of Association.

The reimbursement limitation, as referred to in sub-paragraph b. I (i) and (ii) above shall not apply to Negative Royalty (quarterly provisional payment or final annual settlement) which might be due pursuant to the provisions of Article 14 of the Convention.

In case the application of Paragraph 4a) above will not allow the fulfillment of the conditions of Article 16.2 of the Convention, and unless there is agreement of the Republic of Cameroon and Contractor when the time comes, the Republic of Cameroon shall transfer to Contractor during the year under consideration, Liquid Hydrocarbons or cash in quantities or amounts such that Contractor actually receives its guaranteed share of Rente Miniere as provided in the Convention.

c.             In case, according to the conditions of paragraph b) hereabove, the Republic of Cameroon assigns to Contractor its share in the Joint Production, the reimbursement thus made by the Republic of Cameroon will be considered having been made at the value on the due date of the invoice corresponding to the Hydrocarbons lifting.

d.             For the purpose of this Article 10, the proceeds collected by Contractor shall be applied for reimbursement in the following order:

•              payment of interest.

•              payment of Exploitation Costs as defined in the Accounting Procedure;

•              reimbursement of the advances granted by Contractor;

•              servicing of joint loans, if any.

e.             The price at which Contractor may market the part of the share of the Republic of Cameroon in the Joint Production, according to the conditions provided for in paragraph b) hereabove, shall be a price to which the Parties agree in advance. If the Parties fail to agree, the price will be the Posted Price at the time of the lifting.

f.              The Republic of Cameroon may at any time reimburse in advance, the advances granted to it by Contractor.

A detailed statement of the advances granted by Contractor and the reimbursements made by the Republic of Cameroon for each calendar Quarter shall be sent in the forty five (45) days following the expiration of the first three Quarters of the Year and within the ninety (90) days following the expiration the fourth Quarter.

The Republic of Cameroon will audit on site the accounting supporting these statements, in accordance with the Accounting Procedure.

5.             The amounts not reimbursed to Contractor as result of the reimbursement limitation shall bear interest from their due date until the date on which they are fully paid at the LIBOR rate as in effect on such due date plus two percent (2%). Such interests shall be compounded annually until the date of payment, subject to the reimbursement limitation provided for in this Contract.

The rate to be applied to the aggregate outstanding amount shall be the rate in effect at the time of each compounding operation. In case of partial payment, the amount paid shall be applied first to the payment of interests accrued as of the date of payment.

Interest shall be calculated on the basis of a 360 day year.

Interests so received by Contractor shall not be taken into account for the calculation of Rente Miniere but shall only be taken into account in the determination of taxable income, for the Fiscal Year during which such interests shall have been received.

ARTICLE 11 : TRANFERS REGIME

Notwithstanding all contrary provisions, Contractor shall be free to receive directly and to keep abroad its share of the Hydrocarbons Turnover. It is indicated that this freedom implies to have bank accounts abroad and to debit them to pay for the costs related to Petroleum Operations and payable in a convertible currency (such as the payment to non-resident service companies and the servicing of loans). However CONTRACTOR is obliged to repatriate in Cameroon the amounts necessary for the payment of their local expenses in CFA currency (such as salaries of Cameroonian employees, .payments to resident service companies and taxes which are not payable in U.S Dollars).

ARTICLE 12 : OWNERSHIP OF PROPERTY - FIXED ASSETS

1.             To the extent the Operating Committee deems it desirable, any Party has the option to use its own buildings, materials, supplies and equipment which are capable of being used for Joint Operations. In such case, the costs pertaining thereto shall be charged to the joint account in accordance with the provisions of the Accounting Procedure. Any losses or damages to such buildings, materials, supplies and equipment as a result of their use for Joint Operations shall be charged to the Participation Account.

2.             Fixed assets purchased with Participation Account funds shall be considered the undivided property of the Parties who shall enter them in their respective accounting systems in proportion to their Participation in the Expenditures. It is specified that the fixed assets financed by advances of Contractor to the Republic of Cameroon shall become the property of the Republic of Cameroon only to the extent of the full reimbursement of these advances.

ARTICLE 13 : PRODUCTION AND LIFTING

1.             Subject to the provisions of Article 10 above and to paragraph 11 of this Article, each Party shall have the right and obligation every year to take in kind, and at its own expense, separately dispose of the quantities of Liquid Hydrocarbons corresponding to its participation in the Optimum Production Capacity, of each field established for the year in question.

Such right of each Party shall be called “Lifting Right” in this Article. Provisions of this Article shall not apply to Natural Gas.

2a.           Before May 1st of year A, Operator shall forward to each Party the estimates of Optimum Production Capacities of each field for each of the three following calendar years: A + 1, A + 2, A + 3.

b.             Optimum Production Capacity of a field for a given year shall mean the production capacity which the Operating Committee agrees to be the highest production capacity of each field during the year concerned, taking into consideration the program adopted by the Operating Committee, and taking into account the nature of the field, its production capacity, the means of production, of processing, and of transporting to the delivery Point, and the loading facilities expected to be available during the year in accordance with current international petroleum industry practices. If by June 1st of year A the Parties are unable to agree on Optimum Production Capacity, the matter shall forthwith be submitted to an independent expert for determination on the basis of the factors mentioned above, in accordance with the provisions of Article 18 of this Contract. The selected expert shall render his decision prior to August 1st of year A.

c.             The Optimum Production Capacity of each field shall be firm and on a quarterly basis for the year A+1, and provisional for the years A + 2 and A + 3.

The so agreed upon Optimum Production Capacities shall be immediately notified by Operator to each of the Parties.

3a.           Before August 1st of each year, the Parties, after mutual consultation, shall notify in writing to each other and to Operator their Lifting Requirements of Liquid Hydrocarbons from each field for each of the three following calendar years.

For the year A + 1, the Lifting Requirements from each field shall be on a quarterly basis, taking into consideration the Optimum Production Capacity as fixed on a quarterly basis under the provisions of Paragraph 2 b) hereinabove for the year in question. The Lifting Requirements will be evenly spread, as close as possible, over the year, unless otherwise agreed by the Parties.

b.             In order to fix their Lifting Requirements for the year A + 1, the Parties agree that if the Lifting Requirements of a Party from a field for the year A+1 is lower than its Lifting Right (“underlifter”), a Party or several Parties, provided that their initial Lifting Requirements are equal to their Lifting Right, may purchase at the fair market value from the underlifter and lift (“overlifter”) all or part of the quantities of Liquid Hydrocarbons corresponding to the difference between the Lifting Right and the Lifting Requirements of the underlifter from the mentioned field for the year A+1. Fair market value for the purpose of this provision will be determined by published spot crude prices of similar quality and location on the five (5) days around loading. For this purpose, before September 1st, the underlifter shall communicate to the other Parties, the quarterly quantities of Liquid Hydrocarbons from each field which will not be lifted and which will thus be put at their disposal during the year A+1. The quantities consisting of a Party’s initial Lifting Requirements, increased where so indicated by overlifts applicable to it, shall be considered to be such Party’s “Lifting Requirements”.

c.             Before September 15 of year A, any Party wishing to overlift all or part of the quantities of Liquid Hydrocarbons which are not lifted, shall notify the underlifter of its decision to purchase these quantities.

d.             The Lifting Requirements of each Party shall show, if applicable, the total quantities of Liquid Hydrocarbons for all Parties to be overlifted during this year as well as the distribution thereof on a quarterly basis in the course of year A + 1.

The quarterly Lifting Requirements of each Party so notified to Operator shall, subject to Paragraph 8 below, be firm by Quarter for the year A + 1, and provisional for the years A + 2 and A + 3. These firm Lifting Requirements for year A + 1 may not be amended unless:

•              Unanimous agreement of the Parties.

•              In case of any variation of the Optimum Production Capacity of a field, as agreed by the Operating Committee for the year A + 1.

•              In case of modification of the Participation in the Production.

•              In case the owner of an underlifted quantity of Liquid Hydrocarbons for which no other Party has exercised a purchase right in a relevant Quarter give Operator a 90-day notice prior to the commencement of such Quarter of its intention nevertheless to take all or part of such underlifted quantity.

It is understood that for a given field, the total of the Lifting Requirements of all Parties in a given year, cannot be higher than the total of the Lifting Right of all Parties (i.e. more than the field’s Optimum Production Capacity of this field as determined pursuant to the provisions of Paragraph 2 hereinabove). The Parties further agree that the setting of Lifting Requirements of each Party shall not increase or decrease the Lifting Right of any Party in any succeeding year, it being understood that the quantity, if any, by which a Party’s Lifting Right in any year exceeds its Lifting Requirements during such year shall (except to the extent that liftings are adjusted pursuant to paragraph 8 hereof) at the end of such year remain unproduced and shall be subject solely to the future Lifting Right of the Parties. For the year A + 1, the Operating Committee shall fix before October 1st the production on a quarterly basis of each field which will be equal to the total of the firm Lifting Requirements of all of the Parties, as notified to Operator.

4a.           Should the actual production availability of a field for any period of year A + 1 differ from the Optimum Production Capacity fixed for this period, Operator shall immediately notify the Parties of the so ascertained difference; the Operating Committee shall in this event in accordance with sub-paragraph 2b) above decide upon a new Optimum Production Capacity for that period of year A + 1.

b.             If the actual production availability of an oilfield for any period of the year A + 1 is less than the relevant total Lifting Requirements of the Parties for this period, all firm Lifting Requirements of the Parties shall be reduced in proportion to their respective Lifting Requirements to the extent of the reduction of the Optimum Production Capacity of the field for the relevant period, unless otherwise agreed.

c.                                       If the actual production availability of an oilfield for any period for the year A + 1 is greater than the relevant Optimum Production Capacity determined for this period, the excess quantity of production resulting therefrom shall be apportioned among the Parties on the basis of their respective Lifting Right for the field in question; it being understood that, if a Party requires less than its Lifting Right, the other Parties may purchase all or part of available underlifted quantity of Liquid Hydrocarbons according to applicable provisions of paragraph 3 hereinabove.

The Lifting Requirements of a Party relative to the excess production of a given field shall then be added to the initial firm Lifting Requirements of this Party and constitute the new firm Lifting Requirements of the Party for the year A + 1.

5.                                       Except under application of the provisions of Paragraph 8 hereafter, each Party shall take delivery of the Liquid Hydrocarbons quantities corresponding to its Lifting Requirements at the Delivery Point (or Points) as may be mutually agreed.

6.                                       Unless otherwise agreed, each Party shall lift the required Liquid Hydrocarbons quantities corresponding to its Lifting Requirements at an approximately equal rate over each quarter. It is understood, however, that all Liquid Hydrocarbons stored for the account of a Party in any jointly owned storage facilities shall be lifted by said Party at such time and in such quantity that there shall not remain at any time in such storage any quantity hereof in excess of the storage capacity to which this Party may benefit. This storage capacity is equal to the ratio of its Lifting Requirements to the sum of total Lifting Requirements of all Parties during the aforesaid quarter.

In no case, moreover, may any Party lift Liquid Hydrocarbons quantities in excess of its Lifting Right except in the circumstances provided under Paragraph 3b) above.

7.                                       Promptly after the granting of a Mining Concession and prior to commencement of production, the Parties shall negotiate and agree upon the terms and conditions of lifting procedures, including such matters as listing programs, loading conditions, measuring and accounting of the Liquid Hydrocarbons quantities corresponding to the Party’s Lifting Requirements. Those lifting procedures will be stipulated in a separate agreement to be attached to this Contract as an annex to be called “Technical Loading Conditions”.

8.                                       At the end of each calendar Quarter of year A + 1, Contractor will report the actual liftings during the Quarter for each of the Parties. Each Party may ask Operator to carry some of the Liquid Hydrocarbons it lifted at the end of such Quarter over to the succeeding Quarter or on the other hand to add onto the expiring Quarter Liquid Hydrocarbons it lifted in the succeeding quarter so that the Lifting Requirements and lifting be balanced.

However, the quantity which may be involved in such an adjustment may not, unless otherwise agreed between the Parties, exceed the lesser of one half of the storage capacity at the field or the largest cargo loaded at the terminal during the twelve month period which ends on the last day of the expiring Quarter. The maximum period allowed for making such adjustments shall be determined at a later date on the basis of the relationship of the daily production rate to the storage capacity.

9.                                       If, due to insufficient liftings during any Quarter of year A + 1, and notwithstanding the tolerance at the end of each Quarter during that year, as defined in Paragraph 8, the actual Liquid Hydrocarbons liftings of a Party from a field for the aforesaid year are lower than its firm Lifting Requirements from this oilfield, such lower liftings shall not increase or decrease the Lifting Right of a Party in any succeeding Quarter, it being understood that quantity, if any, by which a

Party’s Lifting Right in any Quarter exceeds its actual Liquid Hydrocarbons liftings during such year, shall (except to the extent that liftings are adjusted pursuant to Paragraph 8 hereof) remain unproduced and shall be subject solely to the future Lifting Right of the Parties.

10.                                 It is expressly understood that the Parties shall not jointly sell the Liquid Hydrocarbons produced, although each Party may delegate authority to sell its share of production to another Party with its prior consent for such reasonable periods of time as are consistent with the minimum needs of the industry but in no event to exceed one year.

11.                                 At the request of the Republic of Cameroon, and upon terms to be mutually agreed, each entity constituting Contractor may market the production of the Republic of Cameroon. The Republic of Cameroon shall grant to each entity constituting Contractor priority, under conditions equal to those proposed by other buyers, for the purchase of the production which it exports.

ARTICLE 14 :                  CONFIDENTIAL INFORMATION

1.                                       None of the Parties may communicate to third parties the text of this Contract, nor any extracts of it, nor any other information pertaining to the operations hereunder, before having obtained the agreement of the other Parties, with the exception of the following:

Any Party may communicate any information regarding this Contract and the operations, to the following:

a.                                       to any Republic of Cameroon authorities upon their official request, through the Societe Nationale des Hydrocarbures (SNH), except as otherwise provided by laws and regulations;

b.                                      to Affiliated Companies;

c.                                       to third parties acting on orders from any governmental or municipal authorities or the Republic of Cameroon authorities or from a service of the judiciary department;

d.                                      to third parties having the status of advisors to a Party, such as but not limited to legal representatives, accounting commissioners, “auditors”;

e.                                       to the extent disclosure pursuant to the rules or requirements of any stock exchange upon which the shares of the disclosing Party or its Affiliated Companies is listed and to the extent that any Party shall disclose information in an annual or periodic report to stockholders, provided that any Party making public disclosure under this provision shall use its best endeavors to consult the other Parties regarding the terms thereof;

f.                                         to the extent required by laws or regulations;

g.                                      to prospective assignees;

h.                                      to the extent the information has become public through no fault of one of the Parties.

2.                                       The provisions of this Article shall be applicable to any individual or entity, except disclosures required by items 1.e) and f) of this Article 14, to whom any information regarding this Contract or other information relating to the Petroleum Operations is communicated. Furthermore, they shall continue to be applicable to any Party who ceases to hold an interest by virtue of the provisions of Article 16 of this Contract for a period of five (5) years from the effective date thereof.

3.                                       Any Party may, with prior written approval of all other Parties and on such terms and conditions as all such other Parties may reasonably determine, exchange any such data and information for other similar data and information and shall promptly provide all the other Parties with a conformed copy of the agreement relating to such exchange and all such other data and information, provided that if any Party is also the owner or part owner of such other data or information it shall not be entitled to prevent an exchange which has been approved by the other Parties.

4.                                       Subject to the paragraph 1 of this Article, the Operator shall be responsible for the preparation and release of ail public announcements and statements regarding this Contract or the Joint

Operations provided always that no such public announcement or statement shall be issued or made unless prior thereto all the Parties have been furnished with a copy thereof and the approval of the Operating Committee has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property, the environment or of pollution arising from Petroleum Operations, Operator shall be authorised to issue and make such announcement or statement without prior approval of the Operating Committee but shall promptly furnish all the Parties with a copy thereof.

5.                                       Without prejudice to paragraph 1 e) and f) of this Article, if any Party wishes to issue or make any public announcement or statement regarding this Contract or the Joint Operations, it shall not do so unless prior thereto it furnishes all the Parties with a copy such announcement or statement and obtains the approval of the Operating Committee.

ARTICLE 15 :                  FORCE MAJEURE

No delay or default of Contractor or the Republic of Cameroon in performing any of the obligations under this Contract shall be considered a breach of contract if such delay or default is caused by a case of Force Majeure.

The Force Majeure affecting the Affiliated Company and/or sub-Contractors shall be considered Force Majeure affecting Contractor in so far as it affects Contractor’s Petroleum Operations in the Republic of Cameroon. In such case, Contractor shall provide the proof.

If, in the event of Force Majeure, the performance of any of the obligations under this Contract is suspended, the time period the obligation is under suspension extended by the time required to repair any damage caused by the Force Majeure and during such suspension shall be added to any period provided by this Contract for the performance of said obligation and the terms of any Mining Title being affected by Force Majeure and any other term herunder shall be extended by that same period.

ARTICLE 16 :                  WITHDRAWALS - RELINQUISHMENT - ASSIGNMENTS

1.                                       Withdrawal

a.                                       Each Party has the right to withdraw from this Contract in as far as it relates to the whole or any part of the Area of Association, subject to it having fulfilled its proportionate share of the financial commitments to which it has committed under any work program and budget in any Mining Title subject to notification given to the other Parties four (4) months in advance.

b.                                      The withdrawing Party shall endeavor to minimize the hindrance to the current operations.

As of the effective date of its withdrawal, the withdrawing Party is released from any future obligations and is deprived of any right to explore or take production.

c.                                       Unless otherwise agreed, all the rights and obligations of the withdrawing Party are transferred to the other Parties without compensation. Any possible expenditures relating to the transfer shall be borne by the withdrawing Party.

d.                                      In case a Party withdraws from less than or the total Area of Association, the withdrawing Party shall retain its right to its proportional share of production extracted from all the fields, which have been discovered on the relevant permit, prior to the withdrawal date, provided that the said Party remains obligated towards the relevant production costs.

2.                                       Relinquishment

a.                                       At any time, this Contract may be terminated by Contractor, provided, however, that Contractor has satisfied all commitments including work obligations and financial commitments as provided in Annex III of the Convention.

b.                                      In case of full relinquishment by Contractor, the assets of the Parties under this Contract shall be sold by Operator under the best possible terms in agreement with the other Parties and the available funds shall be distributed prorata to their Participation in the Expenditures on the date of cancellation after deduction of any amounts required to settle any Party’s debts to the Participation Account.

c.                                       If only one or more but less than all of the Parties find that a field discovered through Joint Operations and for which a Mining Concession has been obtained is noncommercial, it can withdraw and the other Parties electing to develop the Discovery shall alone have the benefit therefrom, provided they bear the whole of the corresponding costs. The conditions and value concerning the takeover of the material, equipment and installations pertaining to that field and financed jointly shall be established by agreement between the Parties, the recovery price being their recoupment value.

d.                                      Fixed installations which were the undivided property of the Parties shall revert free of charge to the Republic of Cameroon at the expiration date of the Mining Concession.

3.                                       Assignment

Any assignment shall be made according to the provisions of the Convention.

4.                                       Withdrawal and Assignment by the Republic of Cameroon

The Republic of Cameroon may not, in any case whatsoever, request the application of paragraphs 1, 2 and 3 of this Article. However, the Republic of Cameroon may freely assign all or part of its rights and obligations under this Contract to :

i)                                         an agency or a company entirely owned by the Republic of Cameroon provided such agency or company remains bound by all the terms of this Contract.

ii)                                      Contractor, so leading to the automatic to termination of this Contract, in case of assignment of all rights and obligations.

ARTICLE 17 :                  DISPUTE RESOLUTION AND APPLICABLE LAW

a.                                       Subject to the provisions of Article 18, any disputes between the Republic of Cameroon and Contractor concerning the interpretation or the application of this Contract, including the implementation of the decision of an expert under Article 18, shall be settled by the arbitration procedure defined herein.

b.                                      The Parties hereby consent to submit to the International Center for Settlement of Investment Disputes (ICSID) any dispute in relation to or arising out of this Contract for settlement by arbitration pursuant to the Convention of the Settlement of Investment Disputes between States and Nationals of other States (ICSID Convention).

The Parties hereby agree that, for the purpose of Article 25(1) of the ICSID Convention, any dispute in relation to or arising out of this Contract is a legal dispute arising directly out of an investment.

c.                                       The Parties shall not be relieved from meeting their obligations arising from this Contract during the arbitration procedure.

However, the commencement of the arbitration procedure shall bar enforcement of the contested measure for the duration of such arbitration.

d.                                      The ruling of the arbitrators shall be final and irrevocable. It shall be binding on the Parties and enforceable according to Article 54 of the ICSID Convention.

The Parties shall henceforth formally and without reservations renounce the right to challenge the said ruling, to obstruct its execution by any means or to appeal against it before any court or jurisdiction whatsoever.

e.                                       Cameroon law, generally accepted principles of international law and standard practices widely used in the international petroleum industry shall be applied with respect to this Contract.

ARTICLE 18 : TECHNICAL EXPERT CLAUSE

Any technical matter in dispute between the Republic of Cameroon and the Contractor including, but not limited to:

•                                          the areal extent of a Discovery or Discoveries and the corresponding Mining Concession as referred to in Article 5 of the Convention;

•                                          the Technical Costs;

•                                          Petroleum Operations;

•                                          Calculation of the Posted Price;

•                                          any other matter of a technical nature that the Parties mutually agree;

may, at the request of either of such Parties by written notice to the other(s), be proposed to be referred for determination by a sole expert to be appointed by agreement between the Parties. If the Parties fail to agree on the submission of the matter and dispute to an expert, the matter and dispute shall be referred to arbitration under Article 17 hereinabove.

If the Republic of Cameroon and the Contractor agree on the referral of the matter to a sole expert but fail to agree on the appointment of the expert within sixty (60) days of their agreement to submit the matter to an expert, either of such Parties may have such expert appointed by the President for the time being of the Institute of Petroleum (London).

If the aforesaid President shall be disqualified to act by reason of professional, personal, or social interest or contract with any of the Parties in dispute, their Affiliated Companies, their officers or employees, the next highest officer for the time being of said Institute of Petroleum (London), who is not disqualified shall act in lieu of said President. No person shall be appointed to act as an expert under this Article unless he shall be qualified by education, experience and training to determine the subject matter.

The mission of the expert shall be to determine which Party has adopted the position with respect to the matter in dispute which is the most consistent with the terms of this Contract, the Convention and good oilfield practices as applied by the international petroleum industry. The expert shall render his decision within sixty (60) days after the date of his appointment, unless the Parties agree otherwise.

The decision of the expert shall be final and binding on both Contractor and the Republic of Cameroon. All costs associated with a determination hereunder and duly justified, including the experts’ fees and expenses, and the costs associated with an appointment, if any, made by the President of the Institute of Petroleum (London) shall be borne equally by the Parties.

ARTICLE 19 :                  IMPLEMENTATION OF THE CONTRACT

The Republic of Cameroon and the entity constituting Contractor undertake to cooperate in all possible ways to achieve the objectives of this Contract.

If the Republic of Cameroon considers that entity constituting Contractor has committed a breach in the performance of any of its obligations under this Contract, it shall so notify Contractor in writing specifying the nature of the breach and said entity constituting Contractor shall have ninety (90) days to remedy the breach or refer the matter to arbitration in accordance with the provisions of Article 17 hereof.

Unless otherwise provided for in this Contract, each entity constituting Contractor shall be jointly and separately liable for the obligations of Contractor under this Contract.

ARTICLE 20 :                  VIOLATION OF THE CONTRACT

Violation by an entity constituting Contractor of the provisions of this Contract may entail denunciation thereof with respect to such entity by the Republic of Cameroon after notification and 90-day period to remedy in accordance with the provisions of Article 19 hereof.

However, without prejudice to the provisions of Articles 17 and 18 hereof, the following violation by an entity constituting Contractor may entail automatic denunciation of the Contract with respect to such entity if, after having been notified in writing, it does not take remedial action within ninety (90) days following such notification:

a.               refusal to furnish to the Republic of Cameroon authorities upon their official request, non confidential information pertaining to Petroleum Informations as provided by Article 14 hereof;

b.              refusal to grant advances to the Republic of Cameroon in accordance with the provisions of Article 10 hereof;

c.               violation of the provisions of the Convention such as described in Article 27 of said Convention;

Where an entity constituting Contractor is guilty of one of the above mentioned violations, and where it has not commenced to take remedial action within prescribed time limit, such entity shall lose all its rights and interests, except its rights to recover all or part of its investments made in the Area of Association as provided in Article 16 (3) of the Convention, and the Contract shall be denounced with regard to that entity by mere notification in writing.

Termination of the Contract shall not relieve the Parties of contractual obligations that they may have to honor on the date of such termination.

ARTICLE 21 :                  NOTICES

All notices and other communications required or permitted hereunder or any notices that Parties may desire to give to the other Parties shall be in writing in the English or French language and deemed to have been properly delivered if personally handed to an authorized representative of the Parties for whom intended or sent by registered airmail, telegram, cable, facsimile or telex with all costs prepaid, upon receipt, at or to the address of such Party for whom intended as indicated below, or such other addresses as any Party may from time to time designate by notice in writing to the other Parties :

•             CMS NOMECO CAMEROON LTD

B.P. 6650

YAOUNDE

THE REPUBLIC OF CAMEROON

Telephone : (237) 23 53 76

Telefax : (237) 22 55 66

Telex

c/o Maître Pierre Félix Xavier MENYE ONDO

Notaire

•             GLOBEX CAMEROON, LLC

c/o GLOBEX

Memorial City Plaza II

820 Gessner, Suite 1680

Houston, Texas 77024

Telephone : (713) 463-7710

Telefax : (713) 463-7722

•             SOCIETE NATIONALE DES HYDROCARBURES (S.N.H.)

P.o.Box 955

Yaounde

Republic of Cameroon

Telephone: (237) 20-19-10

Telefax: (237) 20-46-51

Telex 8513 KN; 8514 KN

ARTICLE 22 :                  SIGNATURE

This Contract has been signed in four originals in English and in four originals in French, both languages being equally binding and authoritative.

ARTICLE 23 :                  FINAL CLAUSE

This Contract shall be printed and registered at the expense of the entities constituting Contractor.

Done in Yaounde, on 11 December 1997

For the Republic of Cameroon
The Minister of State in Charge
of Trade and Industrial Development

[SEAL]
/s/ Malgari BELLO BOUBA
For CMS NOMECO, LTD	For GLOBEX CAMEROON, LLC
The Vice-President,	The President

/s/ Robert C. OLSON	/s/ John Z. TOMICH
Robert C. OLSON	John Z. TOMICH

For SOCIETE NATIONALE DES HYDROCARBURES
The Executive General Manager,

/s/ Adolphe MOUDIKI
Adolphe MOUDIKI	[SEAL]